EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Members

Blue Diamond Parts, LLC:

We consent to the inclusion in the Form 10-K/A of Navistar International Corporation of our report dated March 26, 2009, with respect to the balance sheet of Blue Diamond Parts, LLC as of December 31, 2008, and the related statements of operations, members’ equity, and cash flows for the years ended December 31, 2008 and 2007, which report appears in the Form 10-K/A of Navistar International Corporation dated March 23, 2010.

Our report dated March 26, 2009 contains an explanatory paragraph that states that the Company is a joint venture between its members, and, as disclosed in the accompanying notes to financial statements, has extensive transactions and relationships with the members. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

/s/ KPMG, LLP

Chicago, Illinois

March 22, 2010

E-52